                                                                    Exhibit 99.1

                                                        NEWS RELEASE


Contact: Paul S. Feeley                                 For Release: Immediately
         Senior Vice President, Treasurer &
            Chief Financial Officer
         (617) 628-4000

                             CENTRAL BANCORP REPORTS
                               QUARTERLY EARNINGS

     SOMERVILLE, MASSACHUSETTS, October 31, 2006 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) today reported that its net income for the quarter ended September 30, 2006 was $351,000, or $0.24 per diluted share, compared to net income of $624,000, or $0.43 per diluted share, for the corresponding 2005 quarter. The Company's earnings for the six-month periods ended September 30, 2006 and September 30, 2005 were $464,000, or $0.32 per diluted share, and $1.3 million, or $0.93 per diluted share, respectively.

     The decrease in net income in the 2006 quarter compared to the 2005 quarter primarily resulted from decreases of $338,000 in net interest and dividend income and $159,000 in non-interest income, partially offset by lower non-interest expenses and the absence of a loan loss provision for the quarter ended September 30, 2006. Net interest and dividend income continued to be adversely affected by the continuing flat to inverted yield curve as well as strong local competition for the products and services we offer. Decreases occurred in the net interest spread and the net interest margin from 2.82% and 3.22%, respectively, for the 2005 quarter to 2.42% and 2.91%, respectively, for the 2006 quarter. These decreases in the spread and margin were primarily due to increases in both the volume of and the rates paid on interest-bearing liabilities. While the yield on interest-earning assets rose by 42 basis points, the cost of funds increased by 82 basis points. Interest-bearing liabilities continued to re-price upward faster than interest-earning assets, primarily due to the combined effect of an increase in short-term interest rates over the comparable period last year and continued strong competition for

                                  (CONTINUED)


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CENTRAL BANCORP, INC.
PAGE 2 OF 4

both deposits and loans in our market. The decrease in net interest and dividend income was partially offset during the current quarter by the receipt of $199,000 from the Federal Home Loan Bank, which represented a normalized dividend for the past two quarters.

         Management did not record a provision for loan losses in the 2006 quarter compared to a $50,000 provision in the 2005 quarter because it believes the allowance was sufficient at September 30, 2006. Non-interest expenses declined $18,000, mainly reflecting the absence of non-recurring restructuring costs of $283,000 for voluntary termination packages offered during the 2005 quarter that were partially offset by salary and benefit increases, additional staff at our new Medford branch office, and rent, utilities and equipment at the new branch and operations center. Income tax expense for the September 2006 quarter decreased $156,000 from the 2005 quarter due to lower pre-tax income.

         The decrease in net income for the six months ended September 30, 2006 compared to the corresponding year-earlier period primarily resulted from decreases of $919,000 in net interest and dividend income and $163,000 in non-interest income, and a $314,000 increase in non-interest expenses. The decrease in net interest and dividend income reflected the combined effect of a lower net interest spread and net interest margin. Decreases occurred in the net interest spread and the net interest margin from 2.85% and 3.22%, respectively, for the 2005 six-month period to 2.38% and 2.82%, respectively, for the 2006 comparable period. While the cost of funds increased by 68 basis points, the yield on interest-earning assets increased by 21 basis points.

                                   (CONTINUED)

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CENTRAL BANCORP, INC.
PAGE 3 OF 4

     The increase in non-interest expenses for the six months ended September 30, 2006 was primarily attributable to the higher expenses discussed above, partially offset by the absence of the non-recurring restructuring costs in 2005 also discussed above. The provisions for loan losses were $50,000 and $100,000, respectively, for the six months ended September 30, 2006 and September 30, 2005. Lower pre-tax income caused income tax expense for the six months ended September 30, 2006 to decrease $480,000 from the corresponding 2005 period.

     Total assets were $556.1 million at September 30, 2006 and $547.3 million at March 31, 2006. During the six months ended September 30, 2006, investment securities available for sale decreased by $5.6 million as the result of maturities and pay-downs of investments and the mandatory redemption of a portion of our investment in FHLB stock. During this same period, loans increased by $19.3 million, from $415.4 million to $434.7 million due to our continued focus on originating commercial real estate and construction loans as well as the purchase and origination of residential real estate loans.

     As deposits declined by $4.7 million, borrowings increased by $12.8 million as we temporarily discontinued advertising premium rates on certificates of deposit during the 2006 period, instead electing to utilize more cost-effective FHLB advances to fund loan growth.

     Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.

                           (SEE ACCOMPANYING TABLES.)

--------------------------------------------------------------------------------
     THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------
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CENTRAL BANCORP, INC.
PAGE 4 OF  4

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            Quarter Ended        Six Months Ended
                                             September 30,         September 30,
                                          -----------------------------------------
                                           2006       2005       2006       2005
                                          -----------------------------------------
                                             (Unaudited)           (Unaudited)
Net interest and dividend income          $3,876     $4,214     $7,454     $8,373

Provision for loan losses                     --         50         50        100

Net gain on sales and write-downs
   of investment securities                  116         96        228        213

Gain on sale of loans                         25         85         59        140

Other non-interest income                    306        425        650        747

Non-interest expenses                      3,787     (3,805)    (7,633)    (7,319)
                                          ------     -------    -------    -------

   Income before taxes                       536        965        708      2,054

Provision for income taxes                   185        341        244        724
                                          ------     -------    -------    -------
   Net income                             $  351     $   624    $  464     $1,330
                                          ======     =======    =======    =======
Earnings per share:
   Basic                                  $  .24     $  .44     $  .32     $  .93
                                          ======     =======    =======    =======
   Diluted                                $  .24     $  .43     $  .32     $  .93
                                          ======     =======    =======    =======

Weighted average number of
   shares outstanding:
   Basic                                   1,444      1,427      1,442      1,425
                                          ======     =======    =======    =======
   Diluted                                 1,457      1,436      1,455      1,433
                                          ======     =======    =======    =======
Outstanding shares, end of period          1,591      1,590      1,591      1,590
                                          ======     =======    =======    =======

                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             September 30,   March 31,
                                                 2006          2006
                                             -----------------------------------
                                              (Unaudited)
Total assets                                    $556,082     $547,275
Investment securities available for sale         101,476      107,071
Total loans (1)                                  434,700      415,363
Allowance for loan losses                          3,850        3,788
Deposits                                         388,747      393,413
Borrowings                                       118,837      106,032
Subordinated debenture                             5,258        5,258
Stockholders' equity                              40,101       39,189
Equity to assets                                    7.21         7.16
Non-performing assets to total assets               0.29         0.22
Book value per share                               25.21        24.64

(1) Includes loans held for sale of $0 and $45 at september 30, 2006 and march 31, 2006, respectively.

                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               Quarter Ended      Six Months Ended
                               September 30,       September 30,
                             -----------------------------------------
                              2006      2005      2006       2005
                             -----------------------------------------

                                (Unaudited)            (Unaudited)
Return on average assets      0.26 %     0.46 %     0.17 %     0.50 %
Return on average equity      3.55       6.38       2.35       6.85
Interest rate spread          2.42       2.82       2.38       2.85
Net interest margin           2.91       3.22       2.82       3.22